UNITED STATES BANKRUPTCY COURT SOUTHERN DISTRICT OF NEW YORK

In re: SUNEDISON, INC., et al., Debtors.¹	: : : : : : :	Chapter 11 Case No. 16-10922 (SMB) Jointly Administered
:

ORDER PURSUANT TO BANKRUPTCY CODE SECTIONS 105(a) AND 363(b)
AUTHORIZING DEBTORS TO APPOINT JOHN S. DUBEL AS CHIEF
RESTRUCTURING OFFICER, NUNC PRO TUNC TO APRIL 29, 2016

Upon the motion (the “Motion”)² of the Debtors for entry of an order pursuant to sections 105(a) and 363(b) of the title 11 of the United States Code (the “Bankruptcy Code”), and Rules 6003 and 6004 of the Federal Rules of Bankruptcy Procedure (the “Bankruptcy Rules”) authorizing, but not directing, the Debtors to appoint John S. Dubel as Chief Restructuring Officer, nunc pro tunc to April 29, 2016; and upon the First Day Declaration; and due and sufficient notice of the Motion having been given under the particular circumstances; and it appearing that no other or further notice need be provided; and it appearing that the relief requested by the Motion is in the best interests of the Debtors, their estates, their creditors, their stakeholders, and other parties in interest; and after due deliberation thereon, and sufficient cause appearing therefor, it is hereby
ORDERED, ADJUDGED, AND DECREED THAT:
1.     The Motion is GRANTED as set forth herein.
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¹
The Debtors in these chapter 11 cases, along with the last four digits of each Debtor’s tax identification number are as follows: SunEdison, Inc. (5767); SunEdison DG, LLC (N/A); SUNE Wind Holdings, Inc. (2144); SUNE Hawaii Solar Holdings, LLC (0994); First Wind Solar Portfolio, LLC (5014); First Wind California Holdings, LLC (7697); SunEdison Holdings Corporation (8669); SunEdison Utility Holdings, Inc. (6443); SunEdison International, Inc. (4551); SUNE ML 1, LLC (3132); MEMC Pasadena, Inc. (5238); Solaicx (1969); SunEdison Contracting, LLC (3819); NVT, LLC (5370); NVT Licenses, LLC (5445); Team-Solar, Inc. (7782); SunEdison Canada, LLC (6287); Enflex Corporation (5515); Fotowatio Renewable Ventures, Inc. (1788); Silver Ridge Power Holdings, LLC (5886); SunEdison International, LLC (1567); Sun Edison LLC (1450); SunEdison Products Singapore Pte. Ltd. (7373); SunEdison Residential Services, LLC (5787); PVT Solar, Inc. (3308); SEV Merger Sub Inc. (N/A); Sunflower Renewable Holdings 1, LLC (6273); Blue Sky West Capital, LLC (7962); First Wind Oakfield Portfolio, LLC (3711); First Wind Panhandle Holdings III, LLC (4238); DSP Renewables, LLC (5513); Hancock Renewables Holdings, LLC (N/A). The address of the Debtors’ corporate headquarters is 13736 Riverport Dr., Maryland Heights, Missouri 63043.

²	Capitalized terms not otherwise defined herein shall have the meanings ascribed to such terms in the Motion or the First-Day Declaration.

2.     Pursuant to sections 105(a) and 363(b) of the Bankruptcy Code, and Rules 6003 and 6004 of the Bankruptcy Rules, the Debtors, as debtors and debtors in possession, are authorized to appoint John S. Dubel as Chief Restructuring Officer, nunc pro tunc to April 29, 2016 (the “Commencement Date”), in accordance with the terms and conditions set forth in the Engagement Letter, as modified herein.
3.     Mr. Dubel shall be compensated for his services and reimbursed for any related expenses in accordance with the rates (as adjusted from time to time) and disbursement policies as set forth in the Motion, the Dubel Declaration, the Engagement Letter, and any other applicable orders of this Court.
4.     Mr. Dubel is not required to submit fee applications pursuant to sections 330 and 331 of the Bankruptcy Code, but will instead submit monthly invoices to the Debtors, and the Debtors are hereby authorized to pay, in the ordinary course of business, all reasonable amounts invoiced by Mr. Dubel for fees and expenses.
5.     In the event that Mr. Dubel is entitled to the Contingent Restructuring Fee, the Debtors shall provide written notice to counsel to the Tranche B Lenders, the Steering Committee, the DIP Agent, the DIP Arrangers, and the Committee (collectively, the “Notice Parties”) at least seven (7) days prior to paying Mr. Dubel the Contingent Restructuring Fee. If no written objection is filed with this Court by the Notice Parties within such seven (7) day period, the Debtors are authorized to pay the Contingent Restructuring Fee to Mr. Dubel without any further need to seek this Court’s review or approval of such payment. If a written objection is filed with this Court by any Notice Party within such seven (7) day period, which objection cannot be resolved, a hearing on the matter will be scheduled with the Court so as to seek this Court’s approval of the Contingent Restructuring Fee and such Contingent Restructuring Fee will be subject to a reasonableness standard under Bankruptcy Code section 330 and/or any other applicable standard. Any decision by the independent directors of SUNE’s board of directors to award or not award the Contingent Restructuring Fee, including with respect to the amount or timing thereof, shall not be entitled to the deference of the business judgment standard of review.

6.    Notwithstanding anything to the contrary in the Motion or the Engagement Letter, the Base Restructuring Fee shall be equal to $4,000,000. Further, the Base Restructuring Fee shall be reduced by one-half (1/2) of each monthly fee paid to Mr. Dubel for any month beginning nine (9) months after the Commencement Date.
7.    Notwithstanding anything in the Motion, the Dubel Declaration or the Engagement Letter, the Debtors shall only indemnify Mr. Dubel serving as an officer of the Debtors pursuant to and in accordance with the terms and conditions set forth in the General Terms and Conditions attached to the Engagement Letter, along with insurance coverage under the Debtors’ D&O policies.
8.    To the extent that there may be any inconsistency between the terms of the Motion, the Dubel Declaration or the Engagement Letter and this Order, the terms of this Order shall govern.
9.    Notwithstanding Bankruptcy Rule 6004(h), this Order shall be immediately effective and enforceable upon its entry.
10.    The requirements set forth in Local Bankruptcy Rule 9013-1(b) are satisfied by the contents of the Motion.
11.    The Debtors are authorized and empowered to take all actions necessary to implement the relief granted in this Order.
12.     This Court shall retain jurisdiction with respect to all matters arising from or related to the implementation or interpretation of this Order.

Dated:    New York, New York
June 8, 2016
/s/ Stuart M. Bernstein
HONORABLE STUART M. BERNSTEIN

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